Exhibit 99.1

Depomed Reports Fourth Quarter and Full Year 2013 Financial Results

Conference call scheduled for today at 4:30 PM Eastern Time

Dial in information included below

Newark, California, March 12, 2014 — Depomed, Inc. (Nasdaq:DEPO), today reported financial results for the quarter and twelve months ended December 31, 2013.

2013 Business and Financial Highlights

•                  2013 Business Highlights:

•                  In October, sold interests in royalties and milestone payments under diabetes license agreements, receiving $240.5 million in cash

•                  In December, acquired migraine product CAMBIA® (diclofenac potassium for oral solution); available in the U.S. and relaunched by Depomed February 2014

•                  In July, acquired Lazanda® (fentanyl) nasal spray, a product for the treatment of breakthrough pain in opioid-tolerant cancer patients; available in the U.S. and relaunched by Depomed in October 2013

•                  2013 Financial Highlights:

•                  Achieved full year 2013 total product sales of $58.3 million, an increase of 112% over 2012; and fourth quarter 2013 product sales of $18.8 million, an increase of 50% over fourth quarter 2012

•                  Full year 2013 Gralise® (gabapentin) product sales were $36.2 million, an increase of 109% over 2012; fourth quarter 2013 Gralise product sales were $11.7 million, an increase of 55% over fourth quarter 2012

•                  Full year 2013 Zipsor® (diclofenac potassium) product sales were $20.3 million; fourth quarter 2013 Zipsor product sales were $5.7 million, an increase of 17% over fourth quarter 2012

•                  Generated full year 2013 net income before taxes of $4.6 million

•                  Held $276 million of cash and marketable securities and no debt as of December 31, 2013

•                  Received $5 million milestone from Mallinckrodt upon FDA acceptance of the NDA filing for XARTEMIS XR (oxycodone hydrochloride and acetaminophen) extended-release tablets (CII)

“2013 was a transformational year for Depomed,” noted Jim Schoeneck, President and CEO of Depomed. “We executed a series of transactions that cement our position as a leading specialty pharmaceutical company in pain and neurology. We now have four marketed products that we expect will have lengthy periods of commercial exclusivity and have approximately one quarter of a billion dollars in cash on our balance sheet to continue to build our portfolio of high growth products in pain, neurology and adjacent areas.”

“Our ability to capture value and drive growth from our marketed products was also significant, as evidenced by steady prescription growth throughout 2013 for Gralise and the subsequent growth of Zipsor,” continued Schoeneck. “As we enter 2014, we are focused on continuing to grow our product sales and evaluating additional acquisitions of marketed products to add to our existing portfolio.”

Accounting Treatment for the Sale of Royalty and Milestone Interests to PDL

In October 2013, Depomed sold interests in future royalty and milestone payments in the Type 2 diabetes therapeutic area to PDL Biopharma, Inc. (PDL) for $240.5 million. As a result of ongoing supply order obligations with respect to the underlying royalties, Depomed is accounting for this transaction under the debt accounting method. Although the royalty and milestone payments were sold to PDL, debt accounting requires the Company to continue to recognize the underlying royalties and milestones as revenue and record the proceeds of $240.5 million as a liability. As royalties and milestones are received by PDL under this arrangement, the liability is reduced and non-cash implied interest expense is recognized.

In the fourth quarter of 2013, Depomed recognized $18.1 million of non-cash revenues and $4.5 million in non-cash interest expense related to this arrangement.

Depomed Fourth Quarter and Full Year 2013 Results

Total revenues for the year ended December 31, 2013 increased to $134.2 million from $90.8 million for the year ended December 31, 2012. Total revenues for the fourth quarter of 2013 increased to $40.6 million from $26.6 million for the fourth quarter of 2012.  A summary of total revenues for the fourth quarter and full year 2013 as compared to the corresponding prior period is as follows:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(1)
Product sales:
Gralise	$11,733	$7,580	$36,188	$17,288
Zipsor (2)	5,727	4,909	20,341	9,835
Lazanda (2)	774	—	1,218	—
CAMBIA (2)	555	—	555	—
Proquin XR	—	—	—	360
Total product sales	18,789	12,489	58,302	27,483

Royalties:
Glumetza US	$—	$12,543	$42,060	$42,792
Other	404	793	2,943	1,743
Total royalty revenue	404	13,336	45,003	44,535

Non-cash revenue related to sale of future proceeds to PDL	$18,104	$—	$18,104	$—

License and other revenue:
Glumetza	$761	$765	$3,041	$4,926
Janssen	1,351	—	3,554	10,005
Mallinckrodt	—	—	5,000	—
Other	1,200	—	1,201	3,867
Total license and other revenue:	3,312	765	12,796	18,798

Total revenues	$40,609	$26,590	$134,205	$90,816

(1)              Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

(2)              Depomed acquired Zipsor in June 2012, Lazanda in July 2013, and CAMBIA in December 2013.

Selling general and administrative expense was $105.2 million for the year ended December 31, 2013 as compared to $97.6 million for the year ended December 31, 2012. Selling general and administrative expense was $27.5 million for the fourth quarter of 2013 as compared to $24.0 million for fourth quarter of 2012. The increases in 2013 are primarily due to increased sales and marketing expenses associated with product acquisitions in 2012 and 2013.

Research and development expense was $8.1 million for the year ended December 31, 2013 as compared to $15.5 million for the year ended December 31, 2012. Research and development expense was $2.0 million for the fourth quarter of 2013 as compared to $3.2 million for the fourth quarter of 2012. The decreases in 2013 are primarily related to ceasing all SefelsaTM expenditures in the first quarter of 2013.

Net income for the year ended December 31, 2013 was $43.3 million, or $0.75 per share, compared to a net loss of ($29.8) million, or ($0.53) per share for the year ended December 31, 2012. Net income for the fourth quarter of 2013 was $41.8 million, or $0.72 per share, compared to a net loss of ($3.7) million, or ($0.07) per share for the fourth quarter of 2012. Net income for the quarter and year ended December 31, 2013 included a $39 million income tax benefit related to the reversal of the valuation allowance on our deferred tax assets.  We expect to pay approximately $59 million in taxes in the first quarter of 2014 related to fiscal year 2013.

Cash and marketable securities were $276 million as of December 31, 2013 as compared to $77.9 million as of December 31, 2012.

2014 Financial Outlook

Depomed is introducing its financial outlook for full year 2014:

•                  Product sales of approximately $115 to $125 million

•                  Total revenues of approximately $200 to $215 million, which includes non-cash revenues related to the PDL transaction and $15 million in potential milestones from Mallinckrodt

•                  GAAP earnings per share of approximately $0.21 to $0.36 per share, which includes the non-cash PDL revenues and non-cash PDL interest expense

•                  Non-GAAP adjusted earnings per share of break-even to $0.16 per share

•                  Cash flow of at least break-even excluding payment of approximately $59 million in taxes in the first quarter of 2014 related to fiscal year 2013

In this press release, Depomed includes information about non-GAAP adjusted earnings per share, a non-GAAP financial measure, as a useful operating metric for its 2014 financial outlook. The Company believes that the presentation of this non-GAAP financial measure, when viewed with our results and projections under GAAP and the accompanying reconciliation, provides supplementary information to investors. The Company uses this non-GAAP measure in connection with its own planning and forecasting purposes and for measuring the Company’s performance. This non-GAAP financial measure should be considered in addition to, and not a substitute for, or superior to net income or other financial measures calculated in accordance with GAAP. Non-GAAP adjusted earnings per share guidance for the year ending December 31, 2014 is not based on any standardized methodology prescribed by GAAP and represents GAAP earnings per share adjusted to exclude (1) non-cash revenue and costs related to the sale of future proceeds to PDL, (2) non-cash interest expense on the liability related to the sale of future proceeds to PDL, (3) amortization related to product acquisitions, and (4) stock-based compensation expense, and to adjust (5) the income tax provision to reflect the estimated amounts payable in cash. Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, non-GAAP measures used by other companies.

The following table reconciles the Company’s non-GAAP adjusted earnings per share guidance to GAAP earnings per share guidance for the year ending December 31, 2014:

DEPOMED, INC.

RECONCILIATION OF GAAP EARNINGS PER SHARE TO NON-GAAP ADJUSTED EARNINGS PER SHARE

GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2014

GAAP earnings per share	$0.21 - 0.36
Non-cash revenue and costs related to sale of future proceeds to PDL	(1.04 - 1.16)
Non-cash interest expense on liability related to sale of future proceeds to PDL	0.32 - 0.35
Amortization related to product acquisitions	0.27 - 0.29
Stock based compensation	0.11 - 0.12
Income tax adjustment	0.13 - 0.20
Non-GAAP adjusted earnings per share	$0.00 - 0.16

Conference Call

Depomed will host a conference call today, Wednesday, March 12, beginning at 4:30 p.m. EST (1:30 p.m. PST) to discuss its results. Participants can access the call by dialing 877-317-6789 (United States) or 412-317-6789 (international). The conference call will also be available via a live webcast on the investor relations section of Depomed’s website at http://www.depomed.com. An archived webcast replay will be available on the Company’s website for three months.

About Depomed

Depomed is a specialty pharmaceutical company that commercializes products for pain and neurology related disorders. Gralise® (gabapentin) is a once-daily treatment approved for the management of postherpetic neuralgia. Zipsor® (diclofenac potassium) Liquid Filled Capsules is a non-steroidal anti-inflammatory drug indicated for relief of mild to moderate acute pain in adults. CAMBIA® (diclofenac potassium for oral solution) is a non-steroidal anti-inflammatory drug indicated for acute treatment of migraine attacks with or without aura in adults (18 years of age or older). Lazanda® (fentanyl) Nasal Spray is an intranasal fentanyl drug used to manage breakthrough pain in adults (18 years of age or older) who are already routinely taking other opioid pain medicines around-the-clock for cancer pain. Gralise and various partner product candidates are formulated with Depomed’s proven, proprietary Acuform® drug delivery technology. Additional information about Depomed may be found at www.depomed.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including, but not limited to, those related to Depomed’s financial outlook for 2014 and expectations regarding financial results and potential business opportunities and other risks detailed in the company’s Securities and Exchange Commission filings, including the company’s Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2013. The inclusion of forward-looking statements should not be regarded as a representation that any of the company’s plans or objectives will be achieved. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

INVESTOR CONTACT:
August J. Moretti
Depomed, Inc.
510-744-8000
amoretti@depomed.com

MEDIA CONTACT:

Carolyn Hawley

Canale Communications for Depomed

619-849-5375

carolyn@canalecomm.com

DEPOMED, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(1)
Revenues:
Product sales	$18,789	$12,489	$58,302	$27,483
Royalties	404	13,336	45,003	44,535
License and other revenue	3,312	765	12,796	18,798
Non-cash revenue related to sale of future proceeds to PDL	18,104	—	18,104	—
Total revenues	40,609	26,590	134,205	90,816

Costs and expenses:
Cost of sales	2,168	2,316	7,091	6,039
Research and development expense	2,024	3,185	8,073	15,462
Selling, general and administrative expense	27,471	24,021	105,176	97,646
Amortization of intangible assets	1,466	959	4,548	2,022
Total costs and expenses	33,129	30,481	124,888	121,169

Income (loss) from operations	7,480	(3,891)	9,317	(30,353)
Other income (expense)	49	76	(249)	481
Non-cash interest expense on liability related to sale of future proceeds to PDL	(4,488)	—	(4,488)	—
Benefit from (provision for) income taxes	38,760	111	38,733	91
Net income (loss)	$41,801	$(3,704)	$43,313	$(29,781)

Basic net income (loss) per common share	$0.73	$(0.07)	$0.76	$(0.53)
Diluted net income (loss) per common share	$0.72	$(0.07)	$0.75	$(0.53)

Shares used in computing basic net income (loss) per common share	57,094,025	56,184,214	56,736,009	55,892,563
Shares used in computing diluted net income (loss) per common share	58,239,311	56,184,214	57,543,979	55,892,563

(1)   Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

DEPOMED, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2013	2012
	(Unaudited)	(1)

Cash, cash equivalents and marketable securities	$276,017	$77,892
Accounts receivable	11,451	3,614
Receivables from collaborative partners	10,824	10,078
Inventories	10,145	9,587
Property and equipment, net	8,340	8,237
Intangible assets, net	82,520	25,078
Deferred tax assets	103,203	—
Prepaid and other assets	6,153	7,167
Total assets	$508,653	$141,653

Accounts payable and accrued liabilities	$103,712	$32,578
Deferred license revenue	15,516	18,789
PDL royalty and milestone obligation	227,079	—
Other liabilities	13,666	5,008
Contingent consideration liability	11,264	1,342
Shareholders’ equity	137,416	83,936
Total liabilities and shareholders’ equity	$508,653	$141,653

(1)  Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.